Exhibit 99.1

Home Office

3001 E. President George Bush Hwy., Suite 200, • Richardson, Texas 75082

FOR IMMEDIATE RELEASE

FURR’S RESTAURANT GROUP, INC. ANNOUNCES CONFIRMATION OF PLAN OF REORGANIZATION, APPROVAL OF SALE OF ASSETS

Richardson, TX – September 16, 2003 – Furr’s Restaurant Group, Inc. (the “Company”) announced today that the Bankruptcy Court for the Northern District of Texas overseeing the Company’s pending Chapter 11 cases confirmed the Company’s Plan of Reorganization and approved the related sale of substantially all of its assets to Buffet Partners, L.P. (“Buffet”). The transaction is valued at approximately $29 million, consisting of $25.8 million in cash and the assumption of certain liabilities. Closing of the transaction is targeted for September 30, 2003. The Plan provides for unsecured creditors to share in the proceeds of a trust that will be funded with $1.75 million and the proceeds of any recoveries on preference and other bankruptcy claims. After payment of administrative expenses and priority claims, the balance of the proceeds of the sale will be distributed to the Company’s senior secured lenders. After completing the wind-up of its estate over the next several months, the Company and its subsidiaries will be dissolved.

William Snyder, acting CEO of the Company and a principal of Corporate Revitalization Partners, LLC of Dallas, stated: “We are very pleased that we have successfully resolved the Company’s bankruptcy proceedings and that the sale of the Company’s business to Buffet is going forward. We have worked hard with our senior secured lenders and the Unsecured Creditors Committee to complete our bankruptcy proceedings and the auction process that resulted in the sale of the Company’s assets to Buffet. This transaction will allow our customers and more than 3000 employees to have confidence that the Furr’s cafeteria business begun in Lubbock in 1947 will continue on a sound footing.”

Sam Stricklin, a partner at Bracewell & Patterson, LLP, the Company’s bankruptcy counsel, stated:  “We had to overcome a number of significant legal and business hurdles to bring these proceedings to a successful conclusion. The agreement of the Unsecured Creditors Committee and the Company’s senior secured lenders to work with the Company as co-proponents of its plan of reorganization made it possible for us to focus on the process of seeking a buyer for the Company which was successfully concluded this week.”

The Company, together with Cafeteria Operators, L.P. and its other subsidiaries, filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Texas in Dallas on January 6, 2003. The Company operates 55 restaurants in six southwestern and western states.

The Company also operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas.

Buffet is a newly organized company affiliated with the Private Equity Group of Cardinal Investment Company, Inc. (“Cardinal”). Cardinal is an investment firm founded in 1974 and is based in Dallas, Texas. Its mission is to successfully invest the capital of the firm’s partners and their associates. Cardinal invests in a wide range of public and private securities utilizing a team of professionals dedicated to each market. Its current and former investments in the retail and restaurant industries include Café Express, Restoration Hardware, DF&R Restaurants (d/b/a Don Pablo’s and Harrigan’s) and Ace Cash Express.

The Company was advised by Murphy Noell Capital LLC, a Westlake Village, California based investment banking firm, in its negotiations with Buffet. Matt Sodl, Principal of Murphy Noell, stated:  “We were gratified by the degree of interest shown in Furr’s, which we believe reflects the quality of the successful turnaround work by the Furr’s management team and the market’s perception that these 55 restaurants combined with the Dynamic Foods commissary operation and the successful Furr’s Family Buffet concept developed by the Company in El Paso, Texas, will provide a good base for future growth.”

This release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management’s present plans involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the failure of the Company to satisfy conditions to the closing of the transactions described, the failure of the purchaser to close for any other reason as well as other risks and uncertainties disclosed in periodic reports filed with the Securities and Exchange Commission.

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